EXHIBIT 99.01

News Release

Contacts:
FormFactor, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer and	Investor Relations
Chief Operating Officer	(415) 399-9345
(925) 456-3911

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces 2004 Third Quarter Financial Results

Quarterly Revenues of $51.4 million, up 19% sequentially and up 97% year over year and EPS of $0.19.

LIVERMORE, CA — October 19, 2004 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the third quarter of fiscal year 2004, ended September 25, 2004. Quarterly revenues were $51.4 million, up 19% from $43.2 million in the second quarter of fiscal year 2004, and up 97% from $26.1 million for the third quarter of fiscal year 2003.

Operating income for the third quarter of fiscal year 2004 was 23.0% of revenues, compared to 25.3% for the second quarter of fiscal year 2004, and 11.9% for the third quarter of fiscal year 2003, primarily due to non recurring startup cost related to our new manufacturing facility and the adoption of an employee profit sharing plan for non executive employees.

Net income for the third quarter of fiscal year 2004 was $7.5 million or $0.19 per share on a fully diluted basis, compared to $6.8 million or $0.17 per share on a fully diluted basis for the second quarter of fiscal year 2004, and $2.2 million or $0.06 per share on a fully diluted basis for the third quarter of fiscal year 2003.

Bookings of $45.1 million for the third quarter of fiscal year 2004 declined 12% from $51.2 million for the second quarter of fiscal year 2004 and were up 55.2% from $29.1 million for the third quarter of fiscal year 2003.

Igor Khandros, President and CEO of FormFactor stated, “During the third quarter we produced the incremental capacity ramp of $8.2 million in product shipped, the strongest experienced in the company’s history. This capacity ramp is allowing bookings to normalize and reflect our growing ability to turn more orders into revenue in a given quarter. The fundamentals in our key end markets remained intact with continued growth, diversity of new designs in all segments, and the ramp of 300mm production facilities at our customers. The next wave of tooling cycles is emerging in DRAM where we saw continued momentum in DDRII and sub 110 nanometer demand.”

The Company has posted its revenue breakdown by region and market segment on the investor relations section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of

FormFactor’s conference call on the investor relations section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until October 22, 2004 at 9:00 p.m. PDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 904083.

About FormFactor:
FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary technologies, including its MicroSpring interconnect technology and proprietary design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s Web site at www.formfactor.com.

###

FormFactor and MicroSpring are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, future growth and the performance of our products. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers make the transition to 110 and sub-110 nanometer technology nodes and to 300mm fabrication facilities, and implement tooling cycles; the extent to which design activity results in actual customer purchases of the Company’s products; changes in semiconductor manufacturers’ test strategies toward wafer-level test, test budgets, equipments or processes; the Company’s ability to add manufacturing capacity; and the Company’s relationships with customers and companies that manufacture semiconductor test equipment. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement is contained in the Company’s Form 10-Q for the period ending June 26, 2004, filed with the Securities and Exchange Commission (“SEC”), and subsequent filings. Copies of filings made by the Company with the SEC are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 25, 2004	September 27, 2003	September 25, 2004
(In thousands, except per share data)
Revenues	$26,076	$51,377	$66,839	$131,649
Cost of revenues	13,213	25,471	34,482	63,655
Stock-based compensation	163	154	451	466

Gross margin	12,700	25,752	31,906	67,528

Operating expenses:
Research and development	3,966	5,555	11,322	14,420
Selling, general and administrative	4,980	7,904	13,471	20,640
Stock-based compensation	638	455	1,897	1,571

Total operating expenses	9,584	13,914	26,690	36,631

Operating income	3,116	11,838	5,216	30,897
Interest income	289	635	625	1,740
Interest expense	(11)	—	(38)	—
Other income (expense), net	242	(156)	193	(798)

	520	479	780	941
Income before income taxes	3,636	12,317	5,996	31,839
Provision for income taxes	(1,395)	(4,820)	(2,300)	(12,483)

Net income	$2,241	$7,497	$3,696	$19,356

Net income per share:
Basic (1)	$0.07	$0.20	$0.07	$0.52

Diluted (1)	$0.06	$0.19	$0.04	$0.48

Weighted-average number of shares used in per share calculations:
Basic	34,117	37,632	16,629	37,584

Diluted	38,044	40,499	33,133	40,490

Notes to Consolidated Statements of Income

(1)	Net income per share for the nine months ended September 27, 2003 has been restated in accordance with EITF Issue No. 03-06 “Participating Securities and the Two Class Method” under FAS Statement 128 “Earnings per Share”. EITF Issue No. 03-06 is effective for fiscal periods beginning after March 15, 2004. Under this method $2.5 million of the net income for this period was allocable to the redeemable convertible preferred stock in accordance with the dividend rights. All of the redeemable convertible preferred stock was converted to common stock in connection with the Company’s IPO in June 2003. Accordingly there was no impact on earnings per share for the three months ended September 27, 2003 and the three and nine months ended September 25, 2004.

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 27,	September 25,
	2003	2004
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$116,305	$66,226
Marketable securities	62,965	114,994
Accounts receivable, net of allowance for doubtful accounts of $103 in 2003 and $98 in 2004	19,698	33,642
Inventories, net	8,025	10,050
Deferred tax assets	2,825	2,825
Prepaid expenses and other current assets	2,744	3,795

Total current assets	212,562	231,532
Restricted cash	2,550	2,250
Property and equipment, net	20,495	47,184
Deferred tax assets	1,202	1,202
Other assets	356	272

Total assets	$237,165	$282,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,579	$17,724
Accrued liabilities	10,134	15,089
Deferred revenue and customer advances	1,005	1,402

Total current liabilities	21,718	34,215
Deferred revenue and customer advances	433	254

Total liabilities	22,151	34,469

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value	37	39
Additional paid in capital	226,592	237,177
Notes receivable from stockholders	(661)	—
Deferred stock-based compensation, net	(7,902)	(5,279)
Accumulated other comprehensive income	(4)	(274)
Accumulated earnings (deficit)	(3,048)	16,308

Total stockholders’ equity	215,014	247,971
Total liabilities and stockholders’ equity	$237,165	$282,440